Exhibit 10.1

Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105

December 14, 2021

Politan Capital Management LP
Attention: Quentin Koffey
c/o Schulte Roth & Zabel LLP
919 Third Avenue, Suite 2300
New York, NY 10022
Email: qkoffey@politanmgmt.com

Re:	Cooperation Agreement

Ladies and Gentlemen:

In consideration of the representations, warranties, covenants and agreements in this letter agreement (this “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Centene Corporation (the “Company”), and Politan Capital Management LP (“Stockholder” and, together with the Company, the “Parties”), on behalf of the funds it advises listed on Schedule A hereto, hereby agree as follows:

1.           Company Board and Related Matters.

(a)        Size of Board. No later than January 5, 2022 (the “Appointment Date”), the Board of Directors of the Company (the “Board”) shall duly adopt one (1) or more resolutions to amend the Company’s Amended and Restated By-Laws (the “By-Laws”) to increase the authorized maximum size of the Board from thirteen (13) directors to fourteen (14) directors and to increase the size of the Board from thirteen (13) directors to fourteen (14) directors, with the vacancy created by such increase occurring in Class I, which vacancy shall be filled in accordance with Section 1(b)(iii). During the Term, the size of the Board will not be more than fourteen (14) directors (including, for purposes of such calculation, the New Directors (defined below)) absent Stockholder’s prior written consent, and except as required by applicable law or the Company’s organizational documents, the Company shall not call or hold any interim special meeting of stockholders for the purposes of electing directors or removing any New Directors.

(b)         Board Actions. No later than the Appointment Date:

(i)          the Board shall accept the retirement of Robert Ditmore from the Board as a Class I director (and from any committee of the Board) and John Roberts and Tommy Thompson (each of Messrs. Ditmore, Roberts and Thompson, a “Retiring Director”) from the Board as Class III directors (and from any committee of the Board); provided, that, upon or after such resignation, the Board may designate each Retiring Director as a nonvoting “director emeritus until (A) the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”), in the case of Messrs. Roberts and Thompson, and (B) the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), in the case of Mr. Ditmore;

(ii)          the Board shall duly appoint each of Kenneth Burdick and Theodore Samuels to serve as a director of the Company, with each being appointed as a Class III director, with a term expiring at the 2022 Annual Meeting;

(iii)        the Board shall duly appoint each of Wayne DeVeydt and Christopher Coughlin (Messrs. Burdick, Samuels, DeVeydt and Coughlin and the Additional New Independent Director (defined below), collectively, the “New Directors”) to serve as a director of the Company, with each being appointed as a Class I director, with a term expiring at the 2023 Annual Meeting; and

(iv)         the Board shall appoint James Dallas as Lead Independent Director.

(c)         Additional New Independent Director. The Company and Stockholder shall cooperate to identify and mutually agree on a director from a schedule listing director candidates that has been previously shared by the Parties. The Parties will select a director candidate from such list (or, in the event each of the candidates on such list are unable or unwilling to serve as a director, the Parties shall mutually agree on an additional candidate) having such expertise and skills as shall be determined by the Nominating Committee in accordance with and subject to the Guidelines, the charter of the Nominating Committee and the Company’s policies and procedures of general application to members of the Board and applicable law and who would be an “independent director” under Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “Additional New Independent Director”), and upon the Company and Stockholder mutually agreeing on the Additional New Independent Director, the Board shall take all actions necessary to appoint such Additional New Independent Director to the Board as promptly as practicable after the Appointment Date (and in any event prior to the 2022 Annual Meeting) as a Class II director, with a term expiring at the 2024 Annual Meeting.

(d)         Independent Chair. The Board shall appoint Mr. Dallas as independent chair of the Board no later than December 31, 2022; provided that the Board, by unanimous vote, may appoint another independent director as independent chair of the Board by such time if Mr. Dallas is unwilling to serve in such role or the Board determines that another independent chairman should serve in such role instead of Mr. Dallas.

(e)         2022 Annual Meeting Nominees. The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2022 Annual Meeting shall include Mr. Burdick. The Company shall use its reasonable best efforts to cause the election of Mr. Burdick at the 2022 Annual Meeting (including listing Mr. Burdick in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and advocating that the Company’s stockholders vote in favor of the election of Mr. Burdick (and otherwise supporting Mr. Burdick for election in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees)).

(f)          Voting. Until the Expiration Date (as defined below), Stockholder shall, and shall cause its controlled Affiliates (including the funds listed on Schedule A hereto), and Associates and any Representatives acting on its or their respective behalf (each as defined below) to, appear in person or by proxy at the 2022 Annual Meeting or any special meeting and vote all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), over which Stockholder and its Affiliates, Associates and Representatives, respectively, have voting power (i) in favor of each director nominated and recommended by the Board for election at the 2022 Annual Meeting, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business (other than on an Extraordinary Transaction) that may be the subject of stockholder action (provided that voting in such a manner would not violate applicable laws).

(g)         Replacements. Until the Expiration Date, if any of Messrs. Burdick or DeVeydt or the Additional New Independent Director becomes unable to serve or fulfill his or her duties as a director of the Company, Stockholder shall be entitled to propose another individual for appointment to the Board in writing. The Board shall have the right to approve any such replacement director, such approval not to be unreasonably withheld (provided that, if the Board determines that any such replacement director would not be an “independent director” under Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) or would not comply with the Company’s Corporate Governance Guidelines (the “Guidelines”), the Board’s disapproval of such replacement director shall be reasonable). If the Board does not approve any such proposed replacement director, Stockholder shall have the right to continue proposing replacement directors until a replacement director is approved by the Board, at which time the Board shall take all necessary actions to cause such replacement director to be appointed to the Board and to each committee of which the replaced director had been a member. The Board shall express its approval or disapproval of any proposed replacement director to Stockholder no later than ten (10) days following such proposal. In the event that the Board fails to express its approval or disapproval of any proposed replacement director to Stockholder in writing within ten (10) days following such proposal, such proposed replacement director shall be deemed approved by the Board and the Board shall promptly take all necessary actions to cause such replacement director to be appointed to the Board and to each committee of which the replaced director had been a member. If either Messrs. Samuels or Coughlin becomes unable to serve or fulfill his duties as a director of the Company, the Board may choose a replacement director in its sole discretion. The references in this Agreement to Messrs. Burdick or DeVeydt or the Additional New Independent Director shall be deemed to include any replacement directors thereof.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to comply with any of the requirements in this Section 1(g) if Stockholder, together with its Affiliates, fails to have aggregate economic exposure to at least 6,500,000 of the shares of Common Stock outstanding at such time as equitably adjusted for any business combinations, stock splits, reverse stock splits, recapitalizations, reorganizations or similar actions.  Prior to the Expiration Date, Stockholder agrees to promptly notify the Company in writing in the event that, at any time, it, together with its Affiliates, do not satisfy the threshold set forth in this Section 1(g).

(h)         Certain Committee Appointments. Effective as of the Appointment Date, the Board shall appoint Mr. DeVeydt to serve on each of the Nominating and Governance Committee of the Board (the “Nominating Committee”) and the Compensation Committee of the Board (the “Compensation Committee”).

(i)          Committee Observer and Committee Attendance. Effective as of the Appointment Date, the Company agrees that Mr. Burdick shall be a non-voting observer of each of the Nominating Committee and Compensation Committee and shall receive notice of all meetings of such committees and shall be provided committee materials and be permitted to participate in committee deliberations on the same basis as members of such committees; provided that each such committee shall be permitted to conduct any portions of such meeting without the presence of any director who is not a member of such committee, as such committee may (A) unanimously determine or (B) determine is reasonably required to comply with applicable law or the rules and regulations of the New York Stock Exchange.

(j)         Company Policies. The Company represents and warrants that all the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Guidelines and Business Ethics and Code of Conduct (as may be amended from time to time, collectively, the “Company Policies”), currently in effect are publicly available on the Company’s website or have been provided to Stockholder or its counsel. Prior to the appointment thereof, the Board shall approve the service of the New Directors on the Board for purposes of the Company Policies.

(k)         Non-Interference. Except as required by applicable law or stock exchange rules or listing standards, the Company will not alter or adopt any Company Policies, amend the By-Laws, or use or operate any committee of the Board in a manner that would materially interfere with the purposes of this Agreement.

(l)          Value Creation Plan Steering Committee. Promptly following the Appointment Date, a maximum of five (5) Board members will join the Company’s existing management value creation plan steering committee tasked with executing the Company’s value creation plan, which committee reports to Sarah London, the Company’s Vice Chairman, and is administered by Andrew Asher and Brent Layton, the Company’s Chief Financial Officer and Chief Operating Officer, respectively. The initial Board members who will join such committee will be mutually agreed between the Parties and set forth in a schedule.

(m)        New Director Compensation. Other than with respect to payments for service as a potential director nominee and appointee to the Board arising from agreements entered into prior to the date hereof, Stockholder shall not, and shall cause its Affiliates, Associates and Representatives not to, directly or indirectly, whether alone or in concert with others, pay any compensation to any of Messrs. Burdick or DeVeydt (or any replacement thereof) as compensation for such person’s service on the Board or any committee or subcommittee thereof; it being understood that any prior nomination of Mr. Burdick by the Stockholder (and the process leading thereto and the conditions thereof) and/or his appointment and service on the Board pursuant to this Agreement shall not, in and of themselves, be deemed to be a breach of any prior contracts, agreements and understandings between Mr. Burdick and the Company.

(n)         Mandatory Retirement Age. As of the Appointment Date, the Board shall adopt a policy setting a mandatory retirement age for non-employee directors of 75 years; provided that current members of the Board shall be excluded from such policy for the duration of their respective current respective terms. Waiver of such policy shall require the unanimous approval of the Board.

(o)         Additional Retirements. The following directors shall retire from the Board at or prior to, and not stand for reelection at, the 2023 Annual Meeting: Orlando Ayala, Richard Gephardt and Michael Neidorff.

(p)         Chief Executive Officer. The Board shall appoint a new Chief Executive Officer no later than December 31, 2022.

2.          Standstill. Until 12:00 a.m., New York City time, on the date that is forty-five (45) days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the By-Laws with respect to the 2023 Annual Meeting (such date, the “Expiration Date”), and except as otherwise permitted by this Agreement, Stockholder shall not, and shall cause its controlled Affiliates (including the funds listed on Schedule A hereto) and Associates and any Representatives acting on its or their respective behalf not to, directly or indirectly, whether alone or in concert with others, without the consent, invitation or authorization of the Company or the Board, in each case:

(a)          solicit proxies, engage in any “solicitation” (as such term is used in the proxy rules promulgated by the SEC (as defined below) under the Exchange Act (as defined below)) of proxies or written consents of holders of any shares of Common Stock with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate the terms hereof), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct any nonbinding referendum with respect to the Company, or advise or encourage any person in any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board (including relating to the removal or the election of directors and including advising or encouraging any person to oppose, withhold support from, vote against or nominate opposing candidates against any person nominated and recommended by the Board for election to the Board), other than solicitations or actions as a participant in support of all of the Company’s director nominees;

(b)         form or join in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect, other than, in each case, solely with Stockholder’s controlled Affiliates;

(c)          call a special meeting of the stockholders of the Company or make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company;

(d)          (i) seek election or appointment to, or representation on, the Board or nominate or propose the nomination or appointment of, or recommend the nomination of, any person to be a member of the Board or officer of the Company, (ii) seek the removal of any member of the Board or officer of the Company, or (iii) knowingly advise or encourage any person to do any of the forgoing;

(e)          institute, solicit or join any litigation, arbitration or other proceeding against the Company or any of its subsidiaries, its current of former directors or its officers (including derivative actions), each in their capacity as such, make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the General Corporation Law of the State of Delaware or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates; provided that nothing in this Section 2(e) shall prevent Stockholder from (i) bringing litigation to enforce any provision hereof, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Stockholder, (iii) exercising statutory appraisal rights or (iv) being a member of a class in a class action brought by another stockholder of the Company; provided that such litigation is not related to any breach hereof by Stockholder;

(f)          subject to Section 1(m) above, enter into or maintain any compensatory arrangements with any director of the Company or nominee for director of the Company;

(g)         make any public request or submit any public proposal to amend or waive any of the terms of this Agreement or any such private request or private proposal that would reasonably be expected to require any public disclosure of such request or proposal by Stockholder or its Affiliates, the Company or its Affiliates or any third party;

(h)         sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, shares of Common Stock or any derivatives relating to Common Stock representing 1% or more of the Company’s outstanding Common Stock in a single block trade to any third party if at the time of such sale Stockholder knows the identity of the purchaser and that such purchaser has either (i) has filed a Schedule 13D with respect to the Company, or (ii) has run (or publicly announced an intention to run) a proxy contest or consent solicitation with respect to another company in the past three (3) years; provided that nothing herein shall restrict or limit Stockholder’s ability to sell any shares of Common Stock or any derivatives relating to Common Stock in an open market transaction (subject to applicable law, including federal securities laws);

(i)          make or submit any proposal, announcement, statement or request regarding (A) controlling, changing or influencing the Board or any officer of the Company, including proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any Extraordinary Transaction (as defined below) or exploration thereof (it being understood that this clause shall not restrict Stockholder from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company) or (C) any other change in the Company’s or any of its subsidiaries’ operations, business, certificate of incorporation or formation, by-laws or other governing documents, corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies; provided that, for the avoidance of doubt, Stockholder and its Affiliates shall be entitled to engage in private discussions with respect to such matters with limited partners of Stockholder or its Affiliates in a manner in which public dissemination of such statements would not be reasonably anticipated;

(j)          acquire, or offer or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of record or beneficial ownership of any Voting Securities or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, individually or in the aggregate that would result in Stockholder and its Affiliates collectively having beneficial ownership of, or economic exposure to, more than 5.0% of the outstanding Voting Securities;

(k)        engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than in connection with a broad-based market basket or index) that relates to or derives any part of its value from any decline in the market price or value of any securities of the Company, and would result in Stockholder (together with their respective controlled Affiliates) failing to have an aggregate net long position (as defined in Rule 14e-4 under the Exchange Act) in the Company; or

(l)          enter into any agreement, arrangement or undertaking with any person with respect to the foregoing.

The Company shall provide Stockholder with written notice of the occurrence of the Expiration Date on the Expiration Date. Notwithstanding anything to the contrary contained in this Section 2, Stockholder shall not be prohibited or restricted from: (A) communicating privately with the Board, any member of senior management of the Company or any director of the Company regarding any matter, so long as any such communication would not reasonably be expected to require any public disclosure of such communications by Stockholder or its Affiliates, the Company or its Affiliates or any third party; (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought; or (C) privately communicating to Stockholder’s or its controlled Affiliates’ investors or potential investors regarding the Company; provided that any such communications to investors or potential investors (1) are subject to reasonable confidentiality obligations of such investors or potential investors and are not reasonably expected to be publicly disclosed and (2) are not made with an intent to circumvent any of the restrictions in this Agreement.

3.           Press Release; Form 8-K; Publicity. Promptly after the execution and delivery hereof, the Company shall issue a press release in the form attached to this Agreement as Schedule B and file a Current Report on Form 8-K related to this Agreement in the form previously agreed by the Parties. During the period beginning at the execution and delivery hereof and ending on the earlier of (a) the Expiration Date and (b) such time as the other Party shall have breached this Section 3,  each Party shall not, and shall cause its controlled Affiliates and Associates and its and their respective principals, directors, members, general partners, officers, employees, agents and representatives (collectively, “Representatives”), in each case, acting on their behalf, not to, make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or the otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any statement or announcement by Stockholder or its Affiliates, Associates or Representatives, the Company or any of its Affiliates, Associates or Representatives or (ii) in the case of any statement or announcement by the Company or its Affiliates, Associates or Representatives, Stockholder or any of its Affiliates, Associates or Representatives, in each case, including (A) in any statement (oral or written), document, or report filed with, furnished or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format or (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication); provided, however, that this Section 3 shall not restrict the ability of any Party to (a) comply with applicable law, including complying with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, or (b) make private statements to members of the Board, senior management of the Company, Stockholder or employees of Stockholder in a manner in which public dissemination of such statements would not be reasonably anticipated and which do not otherwise violate any provision hereof; provided, further this Section 3 shall not restrict the ability of Stockholder and its controlled Affiliates to engage in private discussions with limited partners of Stockholder or its controlled Affiliates with respect to the matters contemplated in Section 2(i); provided that such limited partners have entered into an enforceable agreement of confidentiality with respect to such discussions and such discussions are conducted in a manner in which public dissemination of such statements would not be reasonably anticipated. Each Party shall be liable for any violation of this Section 3 by any of its Affiliates, Associates or Representatives.

4.          Representations of the Company. The Company represents and warrants to Stockholder that (a) the Company has the corporate power and authority to execute and deliver this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance hereof by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.           Representations of Stockholder. Stockholder represents and warrants to the Company that (a) Stockholder has the power and authority to execute and deliver this Agreement (and has the power and authority to execute and deliver this Agreement and to bind itself and the entities listed in Schedule A hereto), (b) this Agreement has been duly authorized, executed and delivered by Stockholder, constitutes a valid and binding obligation of Stockholder, and is enforceable against Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), assuming the due authorization, execution and delivery of this Agreement by the Company, (c) the execution hereof by Stockholder does not and will not (i) materially violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Stockholder, or (ii) result in any material breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Stockholder is a party or by which it is bound, (d) Stockholder, together with its controlled Affiliates (including the funds listed on Schedule A), holds cash shares and physically settled swaps on a total of approximately 12.7 million shares of Common Stock, in each case as set forth in Schedule A hereto, and does not beneficially own (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) or have economic exposure to any other shares of Common Stock, (e) Stockholder, or each entity set forth on Schedule A hereto, has voting power over the number of shares of Common Stock set forth opposite such entity’s name on Schedule A hereto under the column “Voting Shares,” (f) except as has been separately disclosed in writing to the Company or its legal counsel, no Stockholder is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities and (g) neither Stockholder nor any of its Affiliates or Associates has paid any compensation to, or is a party to any agreement, arrangement or understanding, whether written or oral, with, any of Messrs. Burdick or DeVeydt in connection with such person’s service on the Board or any committee or subcommittee thereof.

6.           Term/Termination.

(a)         Without limiting Section 6(b), this Agreement shall terminate and be void and of no force or effect immediately following the conclusion of the 2023 Annual Meeting (the “Term”); provided, however, that (i) no expiration or termination hereof shall relieve any Party from any liability or obligation with respect to a breach hereof prior to such termination and (ii) this Section 6, Section 7 and Section 9 shall survive the termination hereof.

(b)         Notwithstanding anything herein to the contrary, all of each Party’s covenants, agreements and obligations hereunder shall terminate and be void and of no force or effect if the other Party breaches in any material respect any of the terms hereof and such breach is not cured within ten (10) days after the non-breaching Party provides the breaching Party with written notice thereof.

7.         Expenses. All fees, costs, and expenses incurred in connection with this Agreement and all matters related to this Agreement shall be paid by the Party incurring such fees, costs, or expenses; provided that the Company shall reimburse Stockholder for its reasonable and documented out-of-pocket fees and expenses incurred in connection with this Agreement.

8.          Insurance Background Checks.  Stockholder shall cause Messrs. Burdick and DeVeydt, as promptly as possible after the execution and delivery hereof, (a) to prepare, execute and deliver, as applicable, NAIC form biographical affidavits and fingerprint cards, together with any other information and materials, in each case, as may be required in connection with their service on the Board under any insurance law or regulation, or pursuant to any order or request of an insurance or health care regulatory authority, including as related to any pending transaction of the Company, and (b) to submit to and cooperate with background checks conducted by third-party NAIC approved vendors (whether appointed by the Company or any insurance or health care regulatory authority) or by any state or federal law enforcement agency or investigatory body.

9.           Miscellaneous.

(a)          Amendments. This Agreement may be amended, supplemented or changed only by a written instrument signed each Party.

(b)          Waivers; Consents. Any provision hereof may be waived, and any breach of any provision hereof may be consented to, by the Party entitled to the benefit of such provision only by means of a written waiver or consent that is validly executed by such Party and that refers specifically to the particular provision or provisions subject to such waiver or consent. The failure or refusal by either Party to insist upon strict performance of any provision hereof or to exercise any right in any one (1) or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right.

(c)          Entire Agreement. This Agreement is the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among or between either of the Parties related to the subject matter hereof.

(d)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile, email or other electronic transmission (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof. For the avoidance of doubt, no Party shall be bound by any contractual obligation to the other Parties (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Parties (including by means of electronic delivery).

(e)         Governing Law; Forum; Waiver of Jury Trial. This Agreement, and all claims, disputes and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof (collectively “Claims”), shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Claim, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all Claims shall be heard and determined exclusively in the courts identified in the foregoing clause (i), (iii) waives any objection to laying venue in any Claim in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over such Party and (v) agrees that service of process upon such Party in any Claim shall be effective if such process is given as a notice under Section 9(f). EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM.

(f)          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (ii) when sent by email (with written confirmation of transmission) or (iii) one (1) business day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this Section 9(f)):

(i)           If to the Company, to

Centene Corporation
Centene Plaza
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Attn:	Christopher A. Koster
Email:	christopher.a.koster@centene.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10011
Attn:	Paul Schnell
Richard Grossman
Email:	paul.schnell@skadden.com
richard.grossman@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attn:	Jeremy London
Email:	jeremy.london@skadden.com

(ii)          If to Stockholder, to:

Politan Capital Management LP
Attention: Quentin Koffey
c/o Schulte Roth & Zabel LLP
919 Third Avenue, Suite 2300
New York, NY 10022
Email:	qkoffey@politanmgmt.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue, Suite 2300
New York, New York 10022
Attn:	Eleazer Klein
Email:	eleazer.klein@srz.com

and

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attn:	Richard Brand
Email:	richard.brand@cwt.com

(g)         Remedies. Each Party agrees that the other Party would be irreparably injured by a breach or threatened breach hereof and monetary remedies would be inadequate to protect such other Party against any actual or threatened breach or continuation of any breach hereof. Without prejudice to any other rights and remedies otherwise available to any Party, each Party shall be entitled to seek equitable relief, including an injunction and specific performance, in addition to all other remedies available to it at law or in equity, and without proof of actual damages or the inadequacy of monetary damages, to prevent breaches or threatened breaches hereof by the other Party. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy to the extent permitted by applicable law.

(h)         Assignability; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing herein is intended to or shall confer upon any person, other than the Parties, any right, benefit or remedy of any nature whatsoever.

(i)          Severability. Any term or provision hereof that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)          Construction; Certain Definitions.

(i)          Each Party (A) agrees that it has been represented by legal counsel during the negotiation and execution hereof and has participated in the drafting and negotiation hereof and (B) waives the application of any law, regulation, holding or rule of construction providing that ambiguities in a contract or other document shall be construed against the party drafting such contract. If an ambiguity or question of intent or interpretation arises with respect hereto, this Agreement shall be construed as if it was drafted by all of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of authorship of any of the provisions hereof.

(ii)          Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. When a reference is made herein to a Section, such reference shall be to a Section hereof unless otherwise indicated. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(iii)        As used herein, (A) “Affiliate” has the meaning given to it under Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that each fund of Stockholder is an Affiliate of Stockholder, (B) “Associates” has the meaning given to it under Rule 12b-2 promulgated by the SEC under the Exchange Act, (C) “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets), (D) “funds”, with respect to Stockholder, includes those entities listed on Schedule A (including any managed accounts) and any other entities or accounts managed or advised by Stockholder, and (E) “person” means any (1) corporation, limited liability company, limited partnership, limited liability partnership, partnership, company or other entity or any unincorporated association, (2) governmental or regulatory agency or body or (3) any individual. For the avoidance of doubt, none of Messrs. Burdick or DeVeydt, the Additional New Independent Director, or the owner of the managed account set forth on Schedule A hereto (to the extent such owner is not acting on behalf of Stockholder) shall be deemed Affiliates, Associates or Representatives of Stockholder for purposes of this Agreement.

[Signature Pages Follow]

If the terms hereof are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.

CENTENE CORPORATION

By:	/s/ Sarah London
Name:	Sarah London
Title:	Executive Vice President

[Signature Page to Letter Agreement]

Acknowledged and agreed to as of the date first written above:

POLITAN CAPITAL MANAGEMENT LP

By:	/s/ Quentin Koffey
Name:	Quentin Koffey
Title:	Managing Partner

[Signature Page to Letter Agreement]